UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Diguang International Development Co., Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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  DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.

Notice Of Annual Meeting Of Stockholders

To Be Held On November 28, 2008

The Annual Meeting of Stockholders of Diguang International Development Co., Ltd., the “Company”, will be held on November 28, 2008, Friday, at 10 a.m. local time at 23/F, Building A, Galaxy Century, No. 3069 Caitian Road, Futian District, Shenzhen, P.R. China/Post Code: 518026 for the following purposes, as more fully described in the accompanying proxy statement:

1.  To elect five directors to hold office until the 2009 Annual Meeting of Stockholders and until their successors are elected and qualified.

2.  To ratify the appointment of BDO Guangdong Dahua Delu CPAs, formerly known as BDO Shenzhen Dahua Tiancheng CPAs, as the Company’s independent auditors for the fiscal year ending December 31, 2008.

3.  To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on October 15, 2008 will be entitled to notice of, and to vote at, such meeting or any adjournments or postponements thereof.

BY ORDER OF THE BOARD OF DIRECTORS

 /s/ Yi Song
Yi Song

Chairman

Shenzhen, People's Republic of China
October 27, 2008

YOUR VOTE IS IMPORTANT!

 WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

B-1

DIGUANG INTERNATIONAL DEVELOPMENT CO., LTD.

23/F, Building A, Galaxy Century, No. 3069 Caitian Road,
Futian District, Shenzhen, P.R. China
011-86-755-2655-3152

PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS

Diguang International Development Co., Ltd., the “Company”, is furnishing this proxy statement and the enclosed proxy in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on November 28, 2008, Friday, at 10 a.m. local time, at 23/F, Building A, Galaxy Century, No. 3069 Caitian Road, Futian District, Shenzhen, P.R. China/Post Code: 518026, and at any adjournments thereof, the “Annual Meeting”. These materials will be mailed to stockholders on or about October 27, 2008.

Only holders of the Company’s common stock as of the close of business on October 15, 2008, the “Record Date”, are entitled to vote at the Annual Meeting. Stockholders who hold shares of the Company in “street name” may vote at the Annual Meeting only if they hold a valid proxy from their broker. As of the Record Date, there were approximately 22,077,600 shares of common stock outstanding.

A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the meeting. Stockholders of record who are present at the meeting in person or by proxy and who abstain from voting, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, will be included in the number of stockholders present at the meeting for purposes of determining whether a quorum is present.

Each stockholder of record is entitled to one vote at the Annual Meeting for each share of common stock held by such stockholder on the Record Date. Stockholders do not have cumulative voting rights. Stockholders may vote their shares by using the proxy card enclosed with this proxy statement. All proxy cards received by the Company, which are properly signed and have not been revoked will be voted in accordance with the instructions contained in the proxy cards. If a signed proxy card is received which does not specify a vote or an abstention, the shares represented by that proxy card will be voted for the nominees to the Board of Directors listed on the proxy card and in this proxy statement, and for the ratification of the appointment of BDO Guangdong Dahua Delu CPAs, formerly known as BDO Shenzhen Dahua Tiancheng CPAs, as the Company’s independent auditors for the fiscal year ending December 31, 2008. The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than those stated in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named as proxies to vote the shares represented by the proxy card in their discretion.

Under Nevada law and the Company’s Certificate of Incorporation and Bylaws, if a quorum exists at the meeting, the affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “Withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

For shares held in “street name” through a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if stockholders do not give their broker or nominee specific instructions, their shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

A stockholder of record may revoke a proxy at any time before it is voted at the Annual Meeting by (a) delivering a proxy revocation or another duly executed proxy bearing a later date to Mr. Wang Hua, the Secretary of the Company, at 23/F, Building A, Galaxy Century, No. 3069 Caitian Road, Futian District, Shenzhen, P.R. China, or (b) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not revoke a proxy unless the stockholder actually votes in person at the meeting.

The proxy card accompanying this proxy statement is solicited by the Board of Directors of the Company. The Company will pay all of the costs of soliciting proxies. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies personally, or by telephone, without receiving additional compensation. The Company, if requested, will also pay brokers, banks and other fiduciaries who hold shares of Common Stock for beneficial owners for their reasonable out-of-pocket expenses of forwarding these materials to stockholders.

BOARD OF DIRECTORS

The name, age and year in which the term expires of each member of the Board of Directors of the Company is set forth below:

Name	Age	Position	Term Expires on the Annual Meeting held in the Year
Yi Song	50	Chief Executive Officer, President and Chairman of the Board of the Directors	2009
Hong Song	45	Director	2009
Tuen-Ping Yang	62	Director	2009
Fong Heung Sang	49	Director	2009
Hoi S. Kwok	57	Director	2009

At the Annual Meeting, the stockholders will vote on the election of Yi Song, Hong Song, Tuen-Ping Yang, Fong Heung Sang and Hoi S. Kwok as directors to serve for a one-year term until the annual meeting of stockholders in 2009 and until their successors are elected and qualified. All directors will hold office until the annual meeting of stockholders at which their terms expire and the election and qualification of their successors.

NOMINEES AND CONTINUING DIRECTORS

The following individuals have been nominated for election to the Board of Directors or will continue to serve on the Board of Directors after the Annual Meeting:

Yi Song, Board Chairman, President and Chief Executive Officer, established Diguang Electronics in 1996 and has been its chairman since inception. Mr. Song started his career in 1976 when he joined Hubei Wei Te Engine Factory as a technician. He was subsequently promoted to the position of engineer and thereafter, director of technology. From 1978 to 1979, he conducted research in the detecting fuse tube system of mathematical control together with a team of researchers from Wuhan Wireless Research Institute. From 1990 to 1996, he worked in the field of the marketing and sales operation in Shenzhen Nanji Electromechanical Company Ltd. under Aidi (Group) Corporation of China. Mr. Song is one of the members of SID (Society for Information Display), the Deputy Director (Commissioner) of Working Committee of Shenzhen Electronics Communication Experts, one of the members of China Flat Plate Display Association, and Deputy Director of Shenzhen Optoelectronic Industry Association. In 2003, he was awarded Excellent Entrepreneur by Shenzhen Government and in 2006 he was again awarded the same title. Mr. Song cooperated with Wuhan University to research and develop the computer detecting project of Motor Automation Control Engineering. Mr. Song has completed a CEO course from Tsinghua University that focused on International Enterprise Management and is now working towards receiving his MBA for the University of Southern Queensland. Mr. Song is Hong Song's older brother and Tuen-Ping Yang's nephew.

Hong Song, Chief Operating Officer, joined Diguang Electronics in January 2001 and became Chief Operating Officer in 2006. Prior to joining Diguang Electronics, Mr. Song was an engineer involved in the design of mining engineering equipment at Beijing Engineering Design & Research Institute for Nonferrous Metals Industry (ENFI) from 1983 to 1990, where he was later promoted to project chief designer. Mr. Song has also held management positions at China National Non-Ferrous Metals Industry Corporation (CNNC) from 1990 to 1998. He obtained a degree in Mechanical Engineering from Xi’an Construction Technology University in 1983 and participated in post-graduate studies in Project Economic Analysis at Paris Mineral Industries University in Paris, France from 1998 to 1999. Mr. Song received his MBA from Peking University in 2001. Mr. Song is Yi Song’s younger brother and Tuen-Ping Yang’s nephew.

Tuen-Ping Yang, Independent Director, a Director of the Company since March, 2006 and has been the President of Cinema Systems, Inc. located in California since 1992. Previously, from 1984 to 1986, Mr. Yang served as the President of World Television Network and a Director of the Los Angeles National Bank. He has also been an Assistant Professor at Chinese Culture University, and a Manager of CMPC Taipei, Taiwan. He received his first Golden House Award (Taiwan’s Oscar Award) as the Best Film Director in 1972, and has received that award an additional three times since that date. He received his bachelor's degree from the National Taiwan University of Arts in 1967 and his master’s degree of Fine Arts from the University of California, Los Angeles, U.S. in 1976. Mr. Yang is Yi Song’s and Hong Song’s uncle.

Fong Heung Sang, Independent Director, is a Certified Public Accountant, has been a director of the Company since August 2007 and since December 2006 has served as the Executive Vice President for Corporate Development of Fuqi International, Inc. From January 2004 to November 2006, Mr. Fong served as the managing partner of Iceberg Financial Consultants, a financial advisory firm based in China that advises Chinese clients on raising capital in the United States. From March 2002 to March 2004, Mr. Fong served as Chief Financial Officer of Pacific Systems Control Technology, Inc. (NASDAQ: PFSY), a Chinese company listed on NASDAQ and later on OTCBB. From December 2001 to December 2003, Mr. Fong was the Chief Executive Officer of Holley Communications, a Chinese company that engaged in CDMA chip and cell phone design. Mr. Fong currently serves as an independent director and audit committee member of Universal Technology Holdings Limited (HK Stock Code 8091), a Hong Kong public company, and as an independent director and chairman of the audit committee of Stone Mountain Resources, Inc., a U.S. public company (OTCBB: SMOU). Mr. Fong graduated from the Baptist University with a diploma in history in 1982. He has a MBA from the University of Nevada at Reno and a Masters in Accounting from the University of Illinois at Urbana-Champagne.

Dr. Hoi S. Kwok , Independent Director,   has been a director of the Company since August 2007 and has been the Dr. William Mong Endowed Chair Professor of Nanotechnology at the Hong Kong University of Science and Technology since 1994. He has served as a consultant to numerous companies, and currently for Bona Fide Instruments, Ltd (Hong Kong), Integrated Microdisplays Limited (Hong Kong), and Himax Displays (Taiwan). He has founded four companies, and most recently eLite Displays (Hong Kong) in 2004. He received his B.S. in Electrical Engineering from Northwestern University in 1973, and received his B.S. and Ph.D. in Applied Physics from Harvard University in 1974 and 1978, respectively.

DIRECTOR NOMINATION

Criteria for Board Membership. In recommending candidates for appointment or re-election to the Board, the nominating committee, the “nominating committee”, considers the appropriate balance of experience, skills and characteristics required of the Board of Directors. It seeks to ensure that at least three directors are independent under the rules of the Nasdaq Stock Market, that members of the Company’s audit committee meet the financial literacy and sophistication requirements under the rules of the Nasdaq Stock Market, and at least one member of the Board qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. Nominees for director are recommended on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties.

Stockholder Nominees. The nominating committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the nominating committee c/o Mr. Wang Hua, the Secretary of the Company, and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of the Company’s common stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted in the time frame described in the Bylaws of the Company and under the caption, “Stockholder Proposals for 2009 Annual Meeting” below.

Process for Identifying and Evaluating Nominees. The nominating committee believes the company is well-served by its current directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the nominating committee will renominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the nominating committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, senior management of the company and, if the nominating committee deems appropriate, a third-party search firm. The nominating committee will evaluate each candidate's qualifications and check relevant references; in addition, such candidates will be interviewed by at least one member of the nominating committee. Candidates meriting serious consideration will meet with all members of the Board. Based on this input, the nominating committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board, or presented for the approval of the stockholders, as appropriate.

The Company has never received a proposal from a stockholder to nominate a director. Although the nominating committee has not adopted a formal policy with respect to stockholder nominees, the committee expects that the evaluation process for a stockholder nominee would be similar to the process outlined above.

Board Nominees for the 2008 Annual Meeting. Mr. Yi Song, Mr. Hong Song, Mr. Tuen-Ping Yang, Fong Heung Sang and Hoi S. Kwok are current directors standing for re-election. Fong Heung Sang and Hoi S. Kwok were appointed to the Board in August, 2007. They were recommended for nomination by Yi Song, the Company’s CEO, and approved by the Board of Directors then in office.

BOARD MEETINGS AND COMMITTEES

The Company’s Board of Directors met in person or by conference call six (6) times during fiscal 2007. The Audit Committee met by conference call two (2) times, the Compensation Committee met by conference call one (1) time and the Nominating Committee met by conference call one (1) time during fiscal 2007. Each member of the Board attended 75% or more of the Board meetings, and each member of the Board who served on either the Audit, Compensation or Nominating Committee attended 100% of the committee meetings.

The Board has determined that the following directors are “independent” under current Nasdaq rules: Tuen-Ping Yang, Fong Heung Sang and Hoi S. Kwok.

The Board of Directors has standing Audit, Compensation and Nominating Committees.

Audit Committee. The audit committee currently consists of Fong Heung Sang (chairman), Hoi S. Kwok and Tuen-Ping Yang. The Board has determined that all members of the Audit Committee are independent directors under the rules of the Nasdaq Stock Market. The Board has determined that Fong Heung Sang qualifies as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing and providing the compensation of the independent accountants to conduct the annual audit of our accounts, reviewing the scope and results of the independent audits, reviewing and evaluating internal accounting policies, and approving all professional services to be provided to the Company by its independent accountants. The Audit Committee operates under a written charter filed at www.diguangintl.com.

Compensation Committee. The Compensation Committee currently consists of Hoi S. Kwok (chairman), Tuen-Ping Yang and Fong Heung Sang. The Board has determined that all members of the Compensation Committee are independent directors under the rules of the Nasdaq Stock Market. The Compensation Committee administers the Company’s benefit plans, reviews and administers all compensation arrangements for executive officers, and establishes and reviews general policies relating to the compensation and benefits of our officers and employees. The Compensation Committee operates under a written charter filed at www.diguangintl.com.

Nominating Committee. The Nominating Committee currently consists of Tuen-Ping Yang (chairman), Fong Heung Sang and Hoi S. Kwok, each of whom the Board has determined is an independent director under the rules of the Nasdaq Stock Market. The Nominating Committee’s responsibilities include recommending to the Board of Directors nominees for possible election to the Board of Directors and providing oversight with respect to corporate governance. The Nominating Committee operates under a written charter filed at www.diguangintl.com.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

For the twelve months ended December 31, 2007, none of our executive officers had a relationship that would constitute an interlocking relationship with executive officers or directors of another entity or insider participation in compensation decisions.

COMMUNICATIONS WITH DIRECTORS

Stockholders interested in communicating directly with our Directors may send an e-mail to the Company’s independent director Fong Heung Sang at dexterfong@gmail.com. Mr. Fong will review all such correspondence and will regularly forward to the Board of Directors copies of all such correspondence that deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention. Directors may at any time review all of the correspondence received that is addressed to members of the Board of Directors and request copies of such correspondence. Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

The Company has a policy of encouraging all directors to attend the annual stockholder meetings. This will be the third Annual Meeting since the Company's current management took over the Company in March, 2006. Last year two (2) directors attended the Annual Meeting.

CODE OF CONDUCT AND ETHICS

The Company has adopted a code of conduct and ethics that applies to all directors, officers and employees, including its principal executive officer, principal financial officer and controller. This code of conduct and ethics was filed as Exhibit 14.1 to the Company’s Annual Report on Form 10K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission.

SECURITY OWNERSHIP OF DIRECTORS AND
OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of September 30, 2008 by (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors and executive officers, and (iii) all executive officers and directors as a group. Except as otherwise listed below, the address of each person is c/o Diguang International Development Co., Ltd., 23/F, Building A, Galaxy Century, No. 3069 Caitian Road, Futian District, Shenzhen, P.R. China/Post Code: 518026 . Percentage ownership is based upon 22,077,600 shares outstanding as of September 30, 2008.

Name of Beneficial Owner	Amount of Beneficial Ownership	Percentage Ownership (1)
Sino Olympics Industrial Limited	15,590,000	69%

Yi Song (2)	15,590,000	69%

Hong Song	*	*

Tuen-Ping Yang	*	*

Fong Heung Sang (appointed on August 8, 2007)

Hoi S. Kwok (appointed on August 8, 2007)

Remo Richli (resigned on June 20, 2007)	*	*

Gerald Beemiller (resigned on June 22, 2007)	*	*

Jackie You Kazmerzak (resigned on March 8, 2007)	*	*

Keith Hor (appointed on March 8, 2007)

All Officers & Directors as a Group	15,590,000	69%

(1) All percentages have been rounded up to the nearest one hundredth of one percent.
(2) Mr. Yi Song is the majority stockholder of Sino Olympics, as such he may be viewed as having beneficial ownership over all 15,590,000 shares owned by Sino Olympics.

* Individual owns less than 1% of our securities.

Pursuant to the terms of the Share Exchange, and as described above, we assumed Diguang’s 2006 Option Plan, which includes a total of 1,500,000 shares.  Employees, as well as officers and directors, will be eligible to receive shares under Diguang’s 2006 Option Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transaction with management and others

Prior to the Share Exchange, Diguang International Holdings Limited, “Diguang Holdings”, paid a dividend in the amount $0.1624 per share of common stock, an aggregate of $2,078,744. On December 12, 2005, the Board of Diguang Science and Technology (HK) Limited, “Diguang Technology”, resolved to distribute dividend of $2.1 million from its retained earnings to Sino Olympics Industrial Limited, “Sino Olympics”. According to the board resolution, Sino Olympics will receive the payment of approximately $111,140, after netting the amount due from and to related parties, at the end of February 2006 to holders of its common stock.  The record date for the dividend was December 12, 2005.  As of that date, Diguang’s officers and directors beneficially owned all of its stock.

As part of the Share Exchange, Sino Olympics received 17,000,000 shares of our common stock in exchange for its shares of Diguang Holdings’ common stock.  Yi Song and Hong Song, two of our officers and directors as of the close of the Share Exchange, own Sino Olympics.

We are continually looking for opportunities to expand our business through either internal growth or by merger and acquisition.  During the process of understanding Diguang Holdings’ business operation, we noted that Sino Olympics owns currently owns a 32.5% interest in North Diamond, Ltd., a British Virgin Islands corporation, which owns a wholly foreign owned enterprise. Sino Olympics also has an option to acquire an additional 32.5% interest in North Diamond common stock from another stockholder for a total purchase price of $487,500. The wholly foreign owned enterprise will produce backlight products which are different from those we currently produce, but which we would like to produce in the near future. Thus, we entered into a Purchase Option Agreement, the “Option Agreement”, with Sino Olympics, Diguang Electronics, and Yi Song and Hong Song, the “Songs”, giving us the right to acquire the interests held in North Diamond from Sino Olympics. Under the Option Agreement, we have the right to purchase from Sino Olympics its entire equity interest in North Diamond, including the option to acquire the additional 32.5% ownership, for a period of one year from the date of the Option Agreement. The consideration to be paid for the exercise of the option is the amount that Sino Olympics paid for its interest, plus interest at the rate of 6% per annum, plus the assumption of any remaining obligation of Sino Olympics to contribute registered capital to North Diamond. In consideration for the Sino Olympics' entry into the Option Agreement, we and Shenzhen Diguang Electronics Co., Ltd. have agreed to allow Yi Song and Hong Song to devote such time and attention to the business of North Diamond as they deem appropriate, subject to the oversight of the independent members of our board of directors. In view of the possibility that we are going to own a significant interest in this joint venture, we believe that it is in our best interest to have Yi Song and Hong Song devote a portion of their business time and efforts to the joint venture.

On May 12, 2006, we entered into an Amended and Restated Purchase Option Agreement, the “Amended Agreement”, which superseded the Option Agreement. The parties to, and the terms and conditions of, the Amended Agreement are wholly identical to the Option Agreement except in the following respects. First, Sino Olympics’ current ownership of a 32.5% equity interest, “the Equity Interest”, in North Diamond is in exchange for a total contribution of $487,500 in registered capital, and not as was stated in the Option Agreement, in exchange for a total contribution of $20,000,000 in authorized capital. Second, Sino Olympics granted us the option to purchase, on or before May 12, 2007, all of the Equity Interest, including the option to acquire the additional 32.5% ownership in North Diamond, and not as was stated in the Option Agreement, on or before April 21, 2007. Third, the interest at the rate of 6% per annum which forms part of the consideration applies to both the Equity Interest and the additional 32.5% interest in North Diamond. Furthermore, the Amended Agreement elaborated that the interest at the rate of 6% per annum shall commence on the date of payment made by Sino Olympics towards its registered capital of North Diamond and shall end on the date we exercise the option. Finally, the Amended Agreement shall terminate if we fail to exercise the option prior to May 12, 2007, and not as stated in the Option Agreement, prior to April 21, 2007.

As of March 31, 2006, Sino Olympics infused only $487,500 into North Diamond, accounting for 32.5% interest whereas the other investor infused $1.0125 million, accounting for 67.5% interest based on the actually infused capital. On June 27, 2006, Sino Olympics injected an additional $1 million in North Diamond. So far Sino Olympics has made a total of $1,487,500 investment, accounting for 59.5% ownership out of $2.5 million of infused capital in North Diamond. As of September 30, 2006, Sino Olympics has injected another $392,857 and so reached its targeted 65% current equity ownership of North Diamond before the exercise of the purchase option.

On May 15, 2006, our board of directors, which included all the independent directors, passed resolutions to approve our acquisition of the Equity Interest and Sino Olympics’ additional 32.5% ownership in North Diamond.

On January 3, 2007, we exercised the option and the purchase price determined in accordance with the Amended and Restated Purchase Option Agreement was $1,977,864.

On July 18, 2006, Yi Song entered into a license agreement with us to grant us the right to use his patents free of charge pending the transfer of the patents to us.

During the normal course of business, transactions involving the movement of funds among certain related parties have occurred from time to time. The details of amounts due from and due to related parties are summarized as follows:

Related Party Relationships

Name of Related Parties	Relationship with the Company

Mr. Yi Song	One of the shareholders of the Company
Mr. Hong Song	One of the shareholders of the Company
Shenzhen Diguang Engine & Equipment Co., Ltd., a China based entity	80% owned by Mr. Yi Song and 20% owned by Mr. Hong Song
Sino Olympics Industrial Limited	The representative of Song’s brothers

For all related transactions, the Company’s Audit Committee will review the proposals submitted by the interested directors who will abstain from the discussion and voting relating to these related transactions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) and SEC rules, the Company’s directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes that during fiscal year 2008, such SEC filing requirements were satisfied.
EXECUTIVE COMPENSATION

Compensation Discussion And Analysis

Compensation Philosophy

The Company’s Compensation Committee is empowered to review and approve the annual compensation and compensation procedures for the executive officers of the Company. The primary goals of the Compensation Committee with respect to executive compensation are to attract, retain and motivate the most talented and dedicated executives possible, encourage high performance, and to align executives’ and employees’ incentives with stockholder value creation.

Currently, executive compensation comprises of base salaries competitive with comparable manufacturers in China. The Compensation Committee may award bonuses to encourage executives to focus on the achievement of specific short-term corporate goals and set compensation at levels the committee believes are comparable with executives in other companies of similar size and stage of development operating in similar industry while taking into account the Company’s relative performance and its own strategic goals and reward them for their achievement. The Compensation Committee may award stock options and reward management for performance, which benefits our shareholders. The Compensation Committee may use traditional measures of corporate performance, such as earnings per share or sales growth, in reviewing performance of executives.

We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation. We conduct an annual review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers. We compare compensation levels with amounts currently being paid to executives in our industry and most importantly with local practices in China. We are satisfied that our compensation levels are competitive with local conditions.

Base Salary

Base salary ranges are reviewed annually and adjustments are made at the beginning of the fiscal year to reflect changes in position responsibilities or market conditions. When establishing or reviewing compensation levels for each executive officer, the Compensation Committee considers numerous factors, including the qualifications of the executive, his or her level of relevant experience, specific operating roles and duties and strategic goals for which the executive has responsibility.

Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. In setting annual base salaries, the Compensation Committee also reviews and evaluates the performance of the department or activity for which the executive has responsibility, the impact of that department or activity on the Company and the skills and experience required for the job, coupled with a comparison of these elements with similar elements for peer executives both inside and outside the Company. Adjustments to each individual’s base salary are made in connection with annual performance reviews.

Discretionary Bonuses

The Compensation Committee has the authority to award discretionary annual bonuses to our executive officers under the Compensation Committee Charter. So far, no discretionary bonus has been awarded. Bonuses, if they are awarded, are intended to compensate officers for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives vary depending on the individual executive, but relate generally to strategic factors such as the financial performance, results of operation and per share performance of our common stock.

Our chief executive officer and chief operating officer are eligible for a discretionary annual bonus, the specific amount of which will be determined by the Compensation Committee. The actual amount of discretionary bonus is determined following a review of each executive’s individual performance and contribution to our strategic goals conducted during the first quarter of each fiscal year. The Compensation Committee has not fixed a maximum payout for any officers’ annual discretionary bonus.

Long-Term Incentive Program

We believe that long-term performance is achieved through an ownership culture that encourages such performance by our key employees through the use of stock options. Our stock compensation plan has been established to provide certain of our employees with incentives to help align those employees’ interests with the interests of stockholders. The Compensation Committee believes that the use of stock options offers the best approach to achieving our compensation goals. We have not adopted stock ownership guidelines. We believe that the annual aggregate value of these awards should be set near competitive median levels for comparable companies.

Stock Options

Diguang’s outstanding 2006 stock incentive plan, “Diguang 2006 Option Plan”, covers options totaling the equivalent of 1,500,000 shares of the Company’s common stock. During 2007, we granted options to purchase 26,000 shares of our common stock. As of December 31, 2007, 407,417 of options to purchase our common stock (net of forfeitures) were outstanding, and options to purchase 934,000 shares remained available for grant. Pursuant to the terms of the Amended and Restated Share Exchange Agreement, we assumed Diguang’s outstanding 2006 stock incentive plan covering options totaling the equivalent of 1,500,000 shares of our common stock. The exercise price for each of these options is $5.00 per share. The commencement date for these options is March 1, 2006, with monthly vesting at the end of each month after March 1, 2006, for grants to the three independent directors and yearly vesting for grants to the chief financial officer and other employees of Diguang. ; The options that have been issued expire ten years from their grant date (which date is February 25, 2006 or the date the optionee commences his or her service relationship with us, whichever is the later date).

The Company has adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Accounting for Stock-Based Compensation”, which establishes a fair value method of accounting for stock-based compensation plans. In accordance with SFAS No. 123R, the cost of stock options and warrants issued to employees is measured at the grant date based on the fair value. The fair value is determined using the Black-Scholes option pricing model. The resulting amount is charged to expense on the straight-line basis over the period in which the Company expects to receive benefit, which is generally the vesting period.

Stock Appreciation Rights

We currently do not have any Stock Appreciation Rights Plan that authorizes us to grant stock appreciation rights.

Other Compensation.

Our chief executive officer and chief operating officer who were parties to employment agreements prior to the filing of this annual report will continue to be parties to such employment agreements in their current form until such time as the Compensation Committee determines in its discretion that revisions to such employment agreements are advisable. There has been no employment agreement with our previous chief financial officer. Other than the annual salary stipulated in the employment agreements of our chief executive officer and chief operating officer and the bonus that may be awarded to them at the discretion of the Compensation Committee, and other than the annual salary and the stock options granted to our chief financial officer, we do not have any other benefits and perquisites for our executive officers; however, the Compensation Committee in its discretion may provide benefits and perquisites to these executive officers if it deems it advisable. We currently have no plans to change the employment agreements (except as required by law or as required to clarify the benefits to which our executive officers are entitled as set forth herein) or to extend benefits and perquisites.

Executive Officer Compensation and Chief Executive Officer’s Compensation

In setting compensation payable for fiscal year 2008 and planning the compensation payable for fiscal year 2008 to the Company’s Chief Executive Officer, Mr. Yi Song, and to the other executive officers, the Compensation Committee reviewed the importance of each executive officer’s individual achievements in meeting the Company’s goals and objectives set for the prior fiscal year as well as the overall achievement of the goals by the entire company.

The determination by the Compensation Committee of the Chief Executive Officer’s remuneration is based upon methods consistent with those used for other executive officers. The Compensation Committee considers certain quantitative factors, including the Company’s financial, strategic, and operating performance for the year as well as certain qualitative criteria including leadership qualities and management skills, as exhibited by innovations, time and effort devoted to the Company and other general considerations in determining appropriate compensation of the Chief Executive Officer.

In 2008, the Compensation Committee continued Mr. Yi Song’s annualized salary approximately at $200,000. The Compensation Committee did not grant any stock option to Mr. Song. In determining Mr. Song’s 2007 compensation, including whether to grant stock options to him, the Compensation Committee considered Mr. Song’s overall compensation package as compared with other chief executive officers in our industry, as well as the effectiveness of Mr. Song’s leadership of the Company.

The Compensation Committee believes that the continued commitment and leadership of our executive officers through fiscal year 2008 were and continue to be important factors in the achievements of the Company.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to any of its five most highly compensated executive officers. However, compensation which qualifies as “performance-based” is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by stockholders. The Compensation Committee does not presently expect total cash compensation payable for salaries to exceed the $1 million limit for any individual executive. It is the current policy of the Compensation Committee to maximize, to the extent reasonably possible, our ability to obtain a corporate tax deduction for compensation paid to our executive officers to the extent consistent with the best interests of our company and our stockholders.

Summary Compensation Table

The following Summary Compensation Table sets forth the compensation earned by the Company's Chief Executive Officer, its Chief Operating Officer, and its Chief Financial Officer during the fiscal years ended December 31, 2007, 2006 and 2005. No other executive officer received compensation for the fiscal year 2007 in excess of $100,000.
Summary Compensation Table:

  Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Yi Song Chief Executive Officer and Chairman of the Board	2007 2006 2005	218,660 250,000 16,890							218,660 250,000 16,890

Keith Hor Chief Financial Officer (appointed on March 8, 2007)	2007 2006 2005	117,283 - -			16,795				134,078 - -

Jackie You Kazmerzak Chief Financial Officer (resigned on March 8, 2007)	2007 2006 2005	27,599 100,000			36,991 184,954				64,590 284,954

Hong Song Chief Operating Officer	2007 2006 2005	174,554 200,000 13,122							174,554 200,000 13,122

Jackie You Kazmareck resigned as CFO on March 8, 2007 and 60,000 shares were forfeited and 20,000 shares were vested at the time of termination under the Stock Option Plan. The fair value of the vested 20,000 shares was $221,945 and its remaining balance of $36,991 was amortized in 2007.

GRANTS OF PLAN- BASED AWARDS

		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All other stock awards number of shares of stock or units(#)	All other option awards; number of securities underlying options(#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Song Yi	-	-	-	-	-	-	-	-	-	-	-
Chief Executive Officer and Chairman of the Board

Keith Hor Chief Financial Officer	March 1,2007	-	-	-	-	-	-	20,000	-	$5	$5

Jackie You Kazmerzak Chief Financial Officer

Song Hong Chief Operating Officer	-	-	-	-	-	-	-	-	-	-	-

OUTSTANDING EQUITY A WARDS AT FISCAL YEAR- END

	Option awards					Stock awards
Name[2]	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Song Yi Chief Executive Officer and Chairman of the Board	-	-	-	-	-	-	-	-	-

Keith Hor Chief Financial Officer	5,000			5	February 28, 2017			15,000	32,700

Jackie You Kazmerzak Chief Financial Officer	20,000		-	5	February 25, 2016	-	-	-	-

Pursuant to the terms of the Amended and Restated Share Exchange Agreement, we assumed Diguang’s outstanding 2006 stock incentive plan covering options totaling the equivalent of 1,500,000 shares of our common stock. Options equivalent to approximately 566,000 shares of our common stock were issued under the Diguang 2006 Option Plan before the Share Exchange closed as follows: the equivalent of 20,000 and 80,000 shares were granted to Diguang’s current and former chief financial officer in 2007 Agreement, as of March 7, 2007, the date the former chief financial officer resigned, 20,000 of her options have been vested and are exercisable but none of them has been exercised as of March 7, 2007. Under the Stock Option Agreement, the remaining of the 60,000 shares subject to the option that were unvested and hence unexercisable shall terminate and expire effective immediately on March 7, 2007, the date of her resignation. Under the Stock Option Agreement, 16,795 of his options have been vested and are exercisable but none of them has been exercised as March 1, 2008. Neither the Chief Executive Officer nor the Chief Operating Officer was or is granted any options.

DIRECTOR COMPENSATION

Name[3]	Fees earned or paid in cash ($)	Option awards ($)(1)	Total ($)
(a)	(b)	(c)	(d)

Remo Richli (1)	18,300	30,824	49,124

Gerald Beemiller (2)	12,467	30,824	43,291

Tuen-Ping Yang (3)	24,000	50,962	74,962

Fong Heung Sang	18,000		18,000

Hoi S. Kwok	12,000		12,000

(1)	Mr. Richli resigned from the Board in June 2007.

(2)	Mr. Beemiller resigned from the Board in June 2007.

(3)	There are 12,222 shares of aggregate option awards outstanding for Mr. Tuen-Ping Yang as of December 31 2007

Effective from March, 2006, independent Directors receive a director fee from the Company for their services as members of the Board of Directors and any committee of the Board of Directors in the amount of $3,000 per month for the Chairman of the Audit Committee, $2,000 per month for the Chairman of the Compensation Committee and $2,000 per month for the Chairman of the Nominating Committee. They are reimbursed for certain expenses in connection with attending Board and committee meetings.

REPORT OF THE COMPENSATION COMMITTEE

Under the guidance of a written charter adopted by the Board, the purpose of the Compensation Committee is to develop and review compensation policies and practices applicable to executive officers, review and recommend goals for the Company’s Chief Executive Officer and evaluate his performance in light of these goals, review and evaluate goals and objectives for other officers, oversee and evaluate the Company’s equity incentive plans and review and approve the creation or amendment of such plans. We believe that the composition of the Company’s Compensation Committee meets the requirements for independence under, and the functioning of the Company’s Compensation Committee complies with, any applicable requirements of the Sarbanes-Oxley Act of 2002, the Nasdaq National Market and the rules and regulations of the Securities and Exchange Commission.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K or the annual meeting proxy statement on Schedule 14A.

This report is submitted by the Compensation Committee and addresses the compensation policies for 2008 as such policies affected Mr. Yi Song, in his capacity as Chief Executive Officer of the Company, and the other executive officers of the Company.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Tuen-Ping Yang, Fong Heung Sang and Hoi S. Kwok*
*Mr. Richli and Mr. Beemiller resigned from the Board in June 2007.

The Compensation Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act 0f 1934, and shall not otherwise be deemed filed under these acts.

REPORT OF THE AUDIT COMMITTEE

 Under the guidance of a written charter adopted by the Board of Directors, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing and providing for the compensation of the independent accountants. Each of the members of the Audit Committee meets the independence requirements of Nasdaq.

Management has primary responsibility for the system of internal controls and the financial reporting process. The independent accountants have the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards.

In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K for 2007, the Audit Committee:

•	reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2007 with the Company’s management and the independent accountants;

•
discussed with BDO Shenzhen Dahua Tiancheng CPAs, now known as BDO Guangdong Dahua Delu CPAs, the Company’s independent auditors, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement of Auditing Standards No. 90, Audit Committee Communications;

•
reviewed the written disclosures and the letter from BDO Shenzhen Dahua Tiancheng CPAs, now known as BDO Guangdong Dahua Delu CPAs, required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the auditors their independence, and concluded that the non-audit services performed by BDO Shenzhen Dahua Tiancheng CPAs, now known as BDO Guangdong Dahua Delu CPAs, are compatible with maintaining their independence;

•
based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in the Company’s 2007 Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the Securities and Exchange Commission; and

•	instructed the independent auditors that the Audit Committee expects to be advised if there are any subjects that require special attention.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Tuen-Ping Yang, Fong Heung Sang and Hoi S. Kwok*
*Mr. Richli and Mr. Beemiller resigned from the Board in June 2007.

Audit Committee’s Pre-Approval Policy

During fiscal years ended December 31, 2007, the Audit Committee of the Board of Directors adopted policies and procedures for the pre-approval of all audit and non-audit services to be provided by the Company’s independent auditor and for the prohibition of certain services from being provided by the independent auditor. The Company may not engage the Company’s independent auditor to render any audit or non-audit service unless the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. On an annual basis, the Audit Committee may pre-approve services that are expected to be provided to the Company by the independent auditor during the fiscal year. At the time such pre-approval is granted, the Audit Committee specifies the pre-approved services and establishes a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy. For any pre-approval, the Audit Committee considers whether such services are consistent with the rules of the Securities and Exchange Commission on auditor independence.

Principal Accountant Fees and Services
Due to a recent reorganization by BDO International, the Company's auditors, BDO Reanda, were no longer part of the BDO International network. In order to assure the continuity of audit services rendered by BDO International, the Company decided, effective October 22, 2007, to select BDO Shenzhen as its independent auditor, beginning with the review for the third quarter ending September 30, 2007.

The Audit Committee approved the resignation of BDO Reanda and the appointment of BDO Shenzen effective October 22, 2007.

The change in auditors was not the result of any disagreement with BDO Reanda.

The reports of BDO Reanda on the Company's consolidated financial statements for the past two fiscal years did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the Company's two most recent fiscal years and the subsequent interim period preceding the company’s decision to replace BDO Reanda, there were no disagreements with BDO Reanda on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which if not resolved to the satisfaction of BDO Reanda would have caused BDO Reanda to make reference to the matter in their report. There were no reportable events as defined in paragraph (A) through (D) of Regulation S-K Item 304(a)(1)(v).

During fiscal years 2005, 2006 and the period from January 1 through October 22, 2007, neither the Company nor anyone on its behalf has consulted with BDO Shenzhen regarding any of the matters referenced in Item 304(a)(2) of Regulation S-K.

The following table sets forth the aggregate fees for professional audit services rendered by BDO Shenzhen Dahua Tiancheng, BDO Reanda for the audit of the Company’s annual financial statements for the fiscal years 2007 and 2006 respectively, and fees billed for other services provided by BDO Shenzhen Dahua Tiancheng and Chiu & Wang, Inc., BDO Reanda and Chiu & Wang, Inc. for fiscal years 2007 and 2006 respectively, and other fees also include the 404 consulting fee provided by E&Y in 2007. The Audit Committee has approved all of the following fees.

	Fiscal Year Ended
	2007		2006

Audit Fees	$275,090		$207,700
Audit related Fees	40,000	(1)	176,000
Tax Fees	36,600	(2)	5,000
404 consulting Fees	95,500		-

Total Fees	$447,250		$388,700

(1) Includes accounting and reporting consultations related to acquisitions and internal control procedures.

(2) Includes fees for service related to tax compliance services, preparation and filing of tax returns and tax consulting services.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting, the stockholders will vote on the election of five directors to serve for a one-year term until the 2009 annual meeting of stockholders and until their successors are elected and qualified. The Board of Directors has unanimously approved the nomination of Yi Song, Hong Song,Tuen-Ping Yang, Fong Heung Sang and Hoi S. Kwok for election to the Board of Directors. The nominees have indicated that they are willing and able to serve as directors. If any of these individuals becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. The Directors will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Stockholders do not have cumulative voting rights in the election of directors.

The Board of Directors recommends a vote “for” the election of Yi Song, Hong Song,Tuen-Ping Yang, Fong Heung Sang and Hoi S. Kwok as directors.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards for the election of Yi Song, Hong Song,Tuen-Ping Yang, Fong Heung Sang and Hoi S. Kwok.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT AUDITORS

At the Annual Meeting, the stockholders will be asked to ratify the appointment of BDO Guangdong Dahua Delu CPAs, formerly known as BDO Shenzhen Dahua Tiancheng CPAs, as the Company’s independent auditors for the fiscal year ending December 31, 2008. Due to a recent reorganization by BDO International, the Company's auditors, BDO Reanda, were no longer part of the BDO International network. In order to assure the continuity of audit services rendered by BDO International, the Company decided, effective October 22, 2007, to select BDO Shenzhen Dahua Tiancheng CPAs, now known as BDO Guangdong Dahua Delu CPAs, as its independent auditor, beginning with the review for the third quarter ending September 30, 2007. Representatives of BDO Guangdong Dahua Delu CPAs, formerly known as BDO Shenzhen Dahua Tiancheng CPAs, are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote “for” the ratification of the appointment of BDO Guangdong Dahua Delu CPAs, formerly known as BDO Shenzhen Dahua Tiancheng CPAs, as the Company’s independent auditors for the fiscal year ending December 31, 2008.

OTHER MATTERS

As of the time of preparation of this proxy statement, neither the Board of Directors nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this proxy statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

Under the rules of the Securities and Exchange Commission, stockholders who wish to submit proposals for inclusion in the proxy statement of the Board of Directors for the 2009 Annual Meeting of Stockholders must submit such proposals so as to be received by the Company at 23/F, Building A, Galaxy Century, No. 3069 Caitian Road, Futian District, Shenzhen, P.R. China on or before June 30, 2009. In addition, if the Company is not notified by the secretary of the Company of a proposal to be brought before the 2009 Annual Meeting by a stockholder by the deadline set forth in the Company’s bylaws (90 days before the 2009 meeting date, or 10 days after the public announcement of the 2009 meeting date, whichever is later), then proxies held by management may provide the discretion to vote against such proposal even though it is not discussed in the proxy statement for such meeting.

By Order of the Board of Directors
/s/ Yi Song Yi Song Chairman

Shenzhen, People’s Republic of China
October 27, 2008

YOUR VOTE IS IMPORTANT!

      WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.

Diguang International Development Co., Ltd.

Proxy Solicited by the Board of Directors
for the Annual Meeting of Stockholders
to be Held November 28, 2008

The undersigned hereby appoints Yi Song and Hong Song or any one of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Diguang International Development Co., Ltd. (the “Company”) to be held on November 28, 2008 at 10 a.m., local time, and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion upon such other matters as may come before the meeting.

1.       To elect Yi Song, Hong Song, Tuen-Ping Yang, Fong Heung Sang and Hoi S. Kwok as directors, to hold office until the 2009 Annual Meeting of Stockholders and until their successors are elected and qualified, the nominees listed below:

___	FOR All nominees listed (except as indicated below)	___	WITHHOLD AUTHORITY to vote (as to all nominees)

To withhold authority to vote for any individual nominee, write the nominee’s name on the line provided below.

2.       To ratify the appointment of BDO Guangdong Dahua Delu CPAs, formerly known as BDO Shenzhen Dahua Tiancheng CPAs, (or another qualified audit firm) as the Company’s independent auditors for the fiscal year ending December 31, 2008.

___ For	___ Against	___ Abstain

The Board recommends that you vote FOR the above proposals. This proxy, when properly executed, will be voted in the manner directed above. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ABOVE PROPOSALS. This proxy may be revoked by the undersigned at any time, prior to the time it is voted by any of the means described in the accompanying proxy statement.

Signature(s) of Stockholder(s)

Date and sign exactly as name(s) appear(s) on this proxy. If signing for estates, trusts, corporations or other entities, title or capacity should be stated. If shares are held jointly, each holder should sign.

Date:___________, 2008

PLEASE COMPLETE, DATE AND SIGN THIS PROXY
AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.